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                                                                    EXHIBIT 99.1

                           [TARGETED GENETICS LOGO]

Contact:

Targeted Genetics Corporation
Stephanie Seiler, Ph.D.
Director, Communications
(206) 52l-7823

         TARGETED GENETICS ESTABLISHES PARTNERSHIP VALUED AT UP TO
             $80 MILLION FOR HEMOPHILIA GENE THERAPY WITH AMERICAN
                                 HOME PRODUCTS

     -Agreement aligns leaders in hemophilia therapies and gene delivery technologies-

Seattle, WA--November 9, 2000--Targeted Genetics Corporation (Nasdaq: TGEN) today announced that it has entered into a collaboration to develop gene therapy products for the treatment of hemophilia with Genetics Institute, the biotech research division of Wyeth-Ayerst, a division of American Home Products Corporation (NYSE; AHP). Hemophilia is a hereditary bleeding disorder caused by the absence or severe deficiency of protein factors essential for proper blood clotting.

Under the terms of the agreement, Targeted Genetics has agreed to utilize its expertise in adeno-associated virus (AAV) vector technology to deliver a gene encoding a functional factor VIII protein for hemophilia A and, potentially, a factor IX protein for hemophilia B. Genetics Institute, the first company to develop recombinant factor VIII and recombinant factor IX proteins, has agreed to provide important expertise and to manage the clinical trials and related regulatory filings required for product approval and marketing.

Genetics Institute has agreed to pay Targeted Genetics $5 million in up-front payments, up to $15 million for development of the factor VIII product over the next three years and, subject to the achievement of specified objectives, development and commercialization milestones. Genetics Institute also will have an option to collaborate on the development of AAV delivery of the gene encoding factor IX to treat hemophilia B which, if developed, would trigger additional payments to Targeted Genetics.
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Wyeth/Genetics Institute will retain global marketing rights for any products resulting from the alliance.

Genetics Institute also has agreed to loan Targeted Genetics, upon Targeted Genetics' request, up to $10 million to finance manufacturing facility expansions. In addition, under a supply agreement, Genetics Institute has agreed to pay Targeted Genetics to manufacture product for clinical trials and, upon approval, for commercial use according to a sales-based formula. The total value of the deal to Targeted Genetics, excluding the costs of clinical trials, regulatory filings and clinical and commercial manufacturing payments, could reach $80 million.

Partnership Aligns Industry Leaders

"If successful, gene therapy would be a major medical milestone in the treatment of hemophilia, allowing people with hemophilia to live without the significant problems associated with frequent spontaneous bleeding episodes," said H. Stewart Parker, President and Chief Executive Officer of Targeted Genetics. "We believe that Genetics Institute is the leader in the development of recombinant versions of factor VIII and factor IX, products that have enabled hemophilia patients TO control their bleeding without the fear of viral-transmission associated with plasma-derived factor concentrates."

"Moreover, under the terms of the agreement, Genetics Institute will bring rights to intellectual property related to both the factor VIII and IX genes that we believe will be important in commercializing hemophilia gene therapy products. Combining our leadership in the development and manufacturing of AAV-based product candidates with their expertise in developing and marketing products to the hemophilia communities will create a powerful engine with which to drive the development of gene therapy for the treatment of hemophilia. We look forward to a long and productive collaboration," Ms. Parker continued.

Wyeth/Genetics Institute officials expressed equal optimism for the collaboration. "Gene therapy holds the promise of a cure for people with hemophilia, a medical breakthrough that the hemophilia community has been anxiously awaiting and one that we are committed to developing," said L. Patrick Gage, Ph.D., President, Wyeth-Ayerst research. "After evaluating a number of potential partners, it became clear that Targeted Genetics has the best and most extensive experience and infrastructure related to the research, development and manufacturing of AAV-based products. As the first company to bring AAV into human clinical trials, they have important regulatory and clinical experience in this field. Moreover, they have developed a robust and scalable AAV vector manufacturing process, which will be necessary to manufacture product in a cost-effective and reliable manner"

Targeted Genetics Corporation develops gene therapy products for the treatment of acquired and inherited diseases. The Company has lead clinical product development programs targeting cystic fibrosis and cancer, and a promising preclinical pipeline of product candidates focused on hemophilia A, arthritis, cancer, cardiovascular disease and
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AIDS prophylaxis. The Company has a broad platform of gene delivery technologies and, through its wholly owned subsidiary, CellExSys, a promising body of technology for cellular therapy. For more information about Targeted Genetics Corporation please visit the Company's web site at http://www.targetedgenetics.com.
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NOTE: This release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words "believes," "expects," "Mends," "anticipates," and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance. A number of factors could affect the Company's actual results including the risk factors described in the Company's latest Quarterly Report on Form I O-Q filed with the SEC. You should not place an undue reliance on these forward-looking statements, which speak only as of the dote of this release. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or curcumstances after the date of this release.

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